Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
FIRM UNDERWRITING AGREED
July 24, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE:CNR; AMEX:CNR) announced today that the group of eight separate foreign private investors who had previously signed non-binding letters of intent with the Company have now entered into a firm commitment underwriting with the Company to purchase up to $24.2 million in unsubscribed for shares in the Company’s planned rights issue first announced on April 23, 2008. Each investor has undertaken, pro rata to its share of the underwriting amount, to purchase, at the same subscription price as common stockholders, shares of CanArgo common stock not otherwise purchased by stockholders in the rights offering, thus ensuring that the Company will raise maximum proceeds from the offering. Each individual investor will be entitled to an aggregate underwriting commission equal to 7% of the investor’s pro rata underwritten amount with the fee payable in cash or CanArgo shares at the subscription price at the option of the investor.
The Company also announced that it has appointed Glitnir Securities AS to assist the Company as manager and foreign subscription agent in connection with the proposed rights issue.
Following the approval of the increase in authorized shares of common stock at the annual general meeting of stockholders last week and with the firm underwriting now in place, the Company can proceed to file an amendment to its Registration Statement originally filed with the Securities and Exchange Commission on May 2, 2008. Once it has complied with all regulatory requirements, the record date for the allocation of subscription rights, the offer period and the closing date will be announced.
Vincent McDonnell, Chairman, President and Chief Executive Officer commented, “With the financing from the planned rights issue now guaranteed, we can look forward to the implementation of our proposed production, development and appraisal plans in Georgia. The majority of the capital raised will be used to continue with our planned production enhancement work at the Ninotsminda Field which will focus on low to medium risk opportunities with the potential to significantly increase production and grow revenues. It will also allow us to continue with our well testing operations at the Manavi 12 well where a possible oil-water contact has been identified with a potential oil column of 551 feet (168 metres) remaining to be tested”.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com